Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 5, 1996 appearing in GenRad, Inc.'s Annual Report on Form 10-K for the year ended December 30, 1995, which is incorporated by reference in GenRad, Inc.'s Annual Report on Form 10-K/A for the year ended December 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in such Annual Report on Form 10-K and is incorporated by reference in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

    Price Waterhouse LLP

Boston, Massachusetts
January 13, 1997